As filed with the Securities and Exchange Commission on July 25, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVOLVING SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-1010843
(State of Incorporation)	(I.R.S. Employer Identification No.)

9777 Pyramid Court, Suite 100

Englewood, Colorado  80112

(Address of Principal Executive Offices)

Evolving Systems, Inc. 2007 Stock Incentive Plan

(Full Title of the Plans)

Anita T. Moseley

Sr. Vice President and General Counsel

Evolving Systems, Inc.

9777 Pyramid Court, Suite 100

Englewood, Colorado  80112

(303) 802-1000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Charles D. Maguire, Esq.

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, CO  80203

(303) 861-7000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $.001 Par Value	2,000,000	$1.97	$3,940,000.00	$120.96

(1)                               This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)                               Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h)(1) based upon the average of the high and low prices of the Registrant’s Common Stock on July 23, 2007, as reported on The Nasdaq Capital Market.

(3)                               The registration fee for the securities registered hereby was calculated by multiplying the proposed maximum offering price by .0000307 in accordance with Section 6(b) of the Securities Act and the related rules.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a.                                       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 15, 2007.

b.                                      Our Current Reports on Form 8-K filed with the Commission on January 4, 2007, April 3, 2007, April 12, 2007, April 20, 2007, May 4, 2007 and June 20, 2007.

c.                                       The description of our Common Stock contained in our Registration Statement on Form 8-A.

d.                                      All reports and other documents subsequently filed with the Commission by Evolving Systems pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Names Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, Evolving Systems has broad power to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.  The Company’s Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of a director’s fiduciary duty of care to the Company and its stockholders.  The Company’s Amended and Restated Bylaws also provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.  These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchase or redemptions that are unlawful under Delaware law.  The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental law.

The Company has entered into agreements with its directors and its executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses in a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company, provided that such person’s conduct was not knowingly fraudulent or deliberately dishonest and did not constitute willful misconduct.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The above discussion of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Delaware General Corporate Law and the indemnification agreements is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

Exhibit Number	Description

4.1	Evolving Systems, Inc. 2007 Stock Incentive Plan (filed herewith).

5.1	Opinion of Holme Roberts & Owen LLP (filed herewith).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.        Undertakings

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the 1933 Act.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.             The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 25th day of July, 2007.

EVOLVING SYSTEMS, INC.

By:	/s/ Thaddeus Dupper
Thaddeus Dupper
Chief Executive Officer, President and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of EVOLVING SYSTEMS, INC. hereby constitute and appoint Thaddeus Dupper, Brian R. Ervine and Anita T. Moseley, and each of them, as our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thaddeus Dupper	Chief Executive Officer, President and	July 25, 2007
Thaddeus Dupper	Director
(Principal Executive Officer)

/s/ Brian R. Ervine	Executive Vice President, Chief Financial &	July 25, 2007
Brian R. Ervine	Administrative Officer and Treasurer
(Principal Financial and Accounting Officer)

/s/ Stephen K. Gartside, Jr.	Chairman of the Board	July 25, 2007
Stephen K. Gartside, Jr.

/s/ Bruce W. Armstrong	Director	July 25, 2007
Bruce W. Armstrong

/s/ George A. Hallenbeck	Director
George A. Hallenbeck		July 25, 2007

Signature	Title	Date

/s/ Philip M. Neches	Director	July 25, 2007
Philip M. Neches

/s/ David J. Nicol	Director	July 25, 2007
David J. Nicol

/s/ Steve B. Warnecke	Director	July 25, 2007
Steve B. Warnecke